UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2011

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of George M.L. LaBranche, IV from the Board of Directors

George M.L. LaBranche, IV resigned from the Company’s Board of Directors, effective as of October 31, 2011 (the “Resignation Effective Date”).  Mr. LaBranche served as a director of Cowen Group, Inc. since June 2011.  Mr. LaBranche’s decision to resign from the Board was based on his desire to pursue new business and investment opportunities.

Cowen Capital, LLC (“Cowen Capital”), a subsidiary of Cowen Group, Inc. (the “Company”), entered into a separation and release agreement (the “Separation Agreement”) with Mr. LaBranche on October 31, 2011.  Pursuant to the Separation Agreement, Mr. LaBranche both resigned as a member of the Board of Directors of the Company effective as of the Resignation Effective Date and his employment with Cowen Capital and each of its affiliates will terminate effective November 8, 2011 (the “Termination Effective Date”).  Additionally, Mr. LaBranche will be entitled to continue to receive his current base salary for twenty-four months following the Termination Effective Date and Cowen Capital will pay his COBRA health insurance premiums for up to twenty-four months following the Termination Effective Date (or such earlier date as he receives until substantially similar benefits).  Mr. LaBranche shall also be entitled to utilize office space, including access to an administrative assistant and a Bloomberg terminal, at the Company’s 1221 Avenue of the Americas location for up to twenty-four months following the Termination Effective Date, so long as the Company is leasing office space at that address.  The Separation Agreement also includes a customary release of claims in favor of the Company and its affiliates and customary post-employment restrictive covenants, including non-interference and non-competition, for twenty-four months from the Termination Effective Date.  The Separation Agreement supersedes Mr. LaBranche’s employment agreement, dated as of February 16, 2011, with Cowen Group, Inc. previously filed by the Company with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: November 3, 2011	By:	/s/ Owen S. Littman
		Name:	Owen S. Littman
		Title:	General Counsel

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